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                        BIOMATRIX, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                       Three Months Ended   Nine Months Ended
                                                       September 30, 1997   September 30, 1997
                                                           -----------         -----------
Income applicable to common shares                         $ 9,788,338         $13,589,089

Weighted-average number of common shares and common
     share equivalents outstanding during the period:
         Common Stock                                       10,949,389          10,820,664
         Stock options - primary                               512,017             392,022
                                                           -----------         -----------
         Shares outstanding - primary                       11,461,406          11,212,686
         Stock options - fully diluted                          54,938             174,933
                                                           -----------         -----------
         Shares outstanding - fully diluted                 11,516,344          11,387,619

         Primary earnings per common share                 $      0.85         $      1.21
         Fully diluted earnings per common share           $      0.85         $      1.19


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